CONSENT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM

TO:

Vista International  Technologies, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in the foregoing   Form S-8 Registration Statement  of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 11, 2013 relating to the consolidated financial statements of Vista International Technologies, Inc. and to the reference to our Firm under the caption  “Experts” appearing in the Prospectus.

/s/ RBSM  LLP

New York, New York

April 22, 2013